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                                                   EXHIBIT 99.2

FOR IMMEDIATE RELEASE
Wednesday, November 15, 1996

        KCS ENERGY, INC. SIGNS DEFINITIVE AGREEMENT TO ACQUIRE
       THE OIL AND GAS OPERATIONS OF MIDAMERICAN ENERGY COMPANY

HOUSTON, TX, November 15, 1996 -- KCS Energy, Inc. (NYSE: KCS) today announced it has signed a definitive agreement to purchase InterCoast Oil and Gas Company (formerly known as Medallion Production Company -- "Medallion"), the Tulsa, Oklahoma-based oil and gas exploration and production subsidiary and two gas marketing subsidiaries of MidAmerican Energy Company, for a purchase price of $210 million in cash and 435,000 warrants to purchase KCS common stock. The warrants have a four-year term and an exercise price of $45 per share. In addition, the Company has entered into a separate agreement to acquire related
Section 29 credits for a net purchase price of approximately $4 million. The acquisition is expected to close before year end.

        As previously announced on November 5, 1996, the Company has filed a registration statement with the Securities and Exchange Commission concerning the proposed public sale of 3 million shares of its common stock. Net proceeds to the Company will be used to repay a portion of the indebtedness expected to be incurred to finance the acquisition.

        KCS is an independent energy company primarily engaged in the acquisition, exploration, development and production of natural gas and crude oil. The Company also operates natural gas transportation and marketing businesses.

        A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This release shall not constitute an offer to sell or a solicitation to buy nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.